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                                                                      EXHIBIT 11
                             EAGLE BANCSHARES, INC.


Statement re:  Computation of per share earnings

Below is a reconciliation for the three month periods ended June 30, 1998 and 1997 between average basic common shares outstanding and average diluted common shares outstanding.

                        Computation of Per Share Earnings
                      (in thousands, except per share data)


                                                Three Months Ended
                                         JUNE 30, 1998    June 30, 1997
                                         -------------   --------------
Basic
-----
Net income                               $       2,980   $        1,560
                                         -------------   --------------

Average common shares                            5,763            5,660
                                         -------------   --------------

Earnings per common share - basic        $        0.52   $         0.28
                                         -------------   --------------

Diluted
-------
Net income                               $       2,980   $        1,560
                                         -------------   --------------

Average common shares - basic                    5,763            5,660
Incremental share outstanding                      198              133
Average common shares - diluted                  5,961            5,793
                                         -------------   --------------

Earnings per common share - diluted      $        0.50   $         0.27
                                         -------------   --------------
